Exhibit (a)(5)(ii)


For immediate release
Monday, 3rd July, 2000


On Friday, 30 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys plc, purchased through its agent Goldman Sachs International 2,027,500 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.